QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.48

REAL ESTATE SALE CONTRACT

        THIS AGREEMENT made this 8th day of June, 2004 (the "Acceptance Date") between RICHARDSON ELECTRONICS, LTD., a Delaware corporation (the "Seller") and SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company (the "Purchaser").

W I T N E S S E T H:

        A.    The Seller is the owner of fee title to an approximately two hundred nineteen (219) acre farm in, Kane County, Illinois which has frontage an Keslinger Road as shown on the site plan which is attached hereto as Exhibit "A" (the "Total Parcel").

        B.    The Seller has agreed to sell approximately two hundred five (205) acres (the "Purchased Land") of the Total Parcel to the Purchaser, and the Purchaser has agreed to purchase the Land from the Seller, all on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

        1.    SALE OF ESTATE:    The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the following, which is collectively referred to as the "Real Estate":

    a)
    the Purchased Land, but not any portion of the Restricted Parcel (as hereinafter defined;

    b)
    all the appurtenances belonging or pertaining to the Purchased Land; and

    c)
    all right, title and interest of the Seller in and to any and all roads, easements, streets and ways which are appurtenant to the Purchased Land, or benefit the Purchased Land, either directly or indirectly.

        2.    PURCHASE PRICE:    The purchase price for the Real Estate (the "Purchase Price") shall be the sum of Ten Million Nine Hundred Sixty-Six Thousand Five Hundred Dollars ($10,966,500.00) which, plus or minus prorations, shall be paid as follows:

    a)
    the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Earnest Money") shall be deposited in escrow with Chicago Title Insurance Company ("Title Company") within two (2) business days after execution of this Agreement by the Seller and the Purchaser and invested in an interest bearing account for the benefit of the Purchaser; and

    b)
    the balance of the Purchase Price at the Closing (as hereinafter defined) by certified or cashier's check, or wire-transfer of immediately available funds.

        3.    INSPECTION PERIOD:

    a)
    For a period commencing with the later of Acceptance Date or the execution and delivery to Seller of an Access Agreement in the form attached hereto and made a part hereof as Exhibit B (the "Access Agreement") and expiring forty-five (45) days after the Acceptance Date (the "Inspection Period"), the Seller shall grant the Purchaser, its agents, engineers, employees and surveyors access to the Real Estate for the purpose of conducting a physical inspection of the Real Estate, performing soil and environmental tests, and otherwise determining the suitability of the Real Estate for the Purchaser's intended use, which determination shall be in the sole and absolute discretion of the Purchaser

      (collectively the "Physical Approval"). Any such access shall be in accordance with the terms of the Access Agreement and the terms of this Section 3;

    b)
    The Purchaser agrees to indemnify and hold harmless the Seller from any liability as a result of the inspection activities of the Purchaser, its agents, engineers, employees and surveyors upon the Real Estate. For this indemnity to be effective the Seller shall give the Purchaser prompt written notice of any claim and shall cooperate with the Purchaser in the defense of such claim, which indemnity shall survive the Closing or the earlier termination of this Agreement. For purposes of this Section 3(b), "prompt" notice shall be deemed given so long as Purchaser's indemnification of Seller shall not be jeopardized by a delay in delivery of notice to Purchaser. The Purchaser shall restore the Real Estate to the same condition as existed prior to the Purchaser's activities thereupon.

      The Purchaser shall have the right, in its sole and absolute discretion, by giving written notice to the Seller prior to expiration of the Inspection Period to cancel this Agreement and receive a refund of the Earnest Money and interest thereon

        4.    GOVERNMENTAL APPROVALS:    The Purchaser's obligations hereunder are contingent upon the Purchaser, at its sole cost and expense, having the County of Kane (the "County") rezone the Purchased Land, and provide any other reasonable and necessary governmental approvals, to permit development of the Purchased Land for residential use of at least three hundred (300) single family residential units, approve plats of subdivision of the Purchased Land, which are reasonably acceptable to the Purchaser (the "Governmental Approvals") within three hundred sixty five (365) days after the Acceptance Date (the "Approvals Period"). The Seller agrees to cooperate with the Purchaser in obtaining the Governmental Approvals by executing any petitions, plats, or other documents reasonably requested by the Purchaser. The Seller further agrees that the approximately fourteen (14) acres of theRestricted Parcel (as hereinafter defined) shall be part of the submission for the Purchaser's proposed development of the Purchased Land, even though the Purchaser is not purchasing the Restricted Parcel, and the Restricted Parcel shall sought to be zoned by the County as "open space/recreational use." During the Approvals Period the Seller and the Purchaser shall agree upon the form and content of the Restricted Parcel Easement (as hereinafter defined) which shall include the agreement of the Purchaser to indemnify the Seller against any liability arising out of the recreational use of the Restricted Parcel and any increase in real estate taxes by reason of the zoning and/or use of the Restricted Parcel for recreational purposes. All Governmental Approvals shall be contingent upon the acquisition of the Purchased Land by the Purchaser, or a designee approved by Seller. In the event the Purchaser does not obtain the Governmental Approvals in form and content acceptable to the Purchaser in its reasonable discretion, then the Purchaser shall have the right, by giving written notice to the Seller prior to expiration of the Approvals Period to cancel this Agreement and receive a refund of the Earnest Money and interest thereon. The Purchaser shall utilize due diligence to obtain the Governmental Approvals as expeditiously as possible. The Purchaser shall provide the Seller with copies of all correspondence, memorandum, letters, draft ordinances and facsimile transmissions between the Purchaser and Kane County and copies of all site plans, reports, studies and other relevant material prepared or delivered in connection with the pursuit of the Governmental Approvals. The Purchaser shall provide the Seller with notice of all preliminary and final decisions relating to its pursuit of the Governmental Approvals and shall notify the Seller of all public hearings held in connection with the Governmental Approvals.

        5.    TITLE COMMITMENT AND SURVEY:    With the exception of the survey referred to in Section 5(c) below which shall be obtained by the Purchaser, the Seller shall, at its expense, obtain within thirty (30) days after the Acceptance Date:

    a)
    a commitment for an ALTA Form B owner's title insurance policy (the "Title Commitment') issued by the Title Company in the amount of the Purchase Price showing fee simple title to the Real Estate to be held by the Seller, with extended coverage over general exceptions 1 through 5 which extended coverage will be provided so long as the Purchaser obtains a survey satisfactory to the Title Company for purposes of such extended coverage;

    b)
    legible copies of all recorded documents shown on Schedule B of the Title Commitment (the "Title Documents"); and

    c)
    plat of survey of the Real Estate prepared by an Illinois registered lead surveyor, dated after the date of this Agreement (the "Plat of Survey"), certified as having been prepared for the Purchaser, the Purchaser's lender, and. the Title Company. The Plat of Survey shall incorporate and indicate:

    i)
    the legal description of the Real Estate;

    ii)
    the boundary lines of the Real Estate;

    iii)
    the location of all improvements on the Real Estate;

    iv)
    all easements, set back lines, and rights-of-way, (whether recorded or visible) and the recorded document numbers, if any, of the documents granting the same;

    v)
    the location of any wetlands and flood plains;

    vi)
    ingress and egress to public roads;

    vii)
    the number of acres of the Purchased Land, exclusive of the rights of way of public roads and highways, fence line encroachments, and the number of acres in, and the location of, the Restricted Parcel.

        6.    TITLE AND SURVEY DEFECTS:    Within twenty (20) days after receipt of the Title Commitment, all of the Title Documents and the Plat of Survey, the Purchaser shall give written notice to the Seller stating whether there are any exceptions on the Title Commitment which are not acceptable to the Purchaser in its sole discretion (the "Unpermitted Exceptions") or items on the Plat of Survey which are not acceptable to the Purchaser in its sole discretion (the "Survey Defects"). The Seller shall have thirty (30) days (the "Cure Period") to have the Unpermitted Exceptions removed from the Title Commitment or the Survey Defects removed from the Plat of Survey or to have the Title Company commit to insure against loss or damage that may be occasioned by the Unpermitted Exceptions or the Survey Defects.

        If the Seller fails to have the Unpermitted Exceptions or the Survey Defects removed, or in the alternative, to obtain the title commitment for title insurance specified above as to the Unpermitted Exceptions and the Survey Defects within the Cure Period, the Purchaser may within five (5) days after the expiration of Cure Period elect to terminate this Agreement upon written notice to the Seller. and receive a refund of the Earnest Money, and interest thereon, or may elect upon notice to the Seller within five (5) days after the expiration of the Cure Period, to take title as it then is with the right to deduct from the Purchase Price liens or encumbrances of an ascertainable amount. Seller shall have no obligation to cure any other Unpermitted Exceptions.

        If the Purchaser does not give timely written notice of the Unpermitted Exceptions or the Survey Defects, then all matters shown on the Title Commitment and the Plat of Survey shall be conclusively presumed to be acceptable to the Purchaser. The matters of title approved or deemed approved by the Purchaser pursuant to this paragraph 6 shall be the "Permitted Exceptions".

        7.    THE CLOSING:    The closing of the sale and purchase of the Real Estate shall take place thirty (30) days after expiration of the Approvals Period, or such earlier date selected by the Purchaser upon ten (10) business days prior written notice to the Seller (the "Closing') at the offices of the Title Company in Geneva, Illinois, or such other time and place agreed upon by the parties hereto.

        8.    CLOSING DOCUMENTS:    At the Closing the Seller shall execute the following closing documents as a condition precedent to the Purchaser's obligation to pay the Purchase Price (the "Seller's Closing Documents"):

    a)
    special warranty deed, in recordable form, conveying fee simple title to the Real Estate (which shall exclude all of the Restricted Parcel) to Purchaser, or its nominee, subject only to the Permitted Exceptions

    b)
    certification that the Seller is not a "foreign person" as required by § 1445 of the Internal Revenue Coda;

    c)
    corporate resolution authorizing the sale of the Real Estate to the Purchaser;

    d)
    current good standing certificate issued by the Illinois Secretary of State;

    e)
    ALTA Statements;

    f)
    Easement to the Purchaser permitting the Purchaser, its sucessors and assigns to use the surface of the Restricted Parcel for recreational purposes, including construction and use of golf holes (the "Restricted Parcel Easement");

    g)
    Indemnification Agreement of the Seller with respect to any costs and expenses arising out of any required remediation of the Restricted Parcel;

    h)
    any documents reasonably required by the Title Company.

        At Closing the Purchaser shall deliver to the Title Company (the "Purchaser's Deposits"):

      i)
      the balance of the Purchase Price; and

      ii)
      ALTA Statements.

        The Seller and the Purchaser shall jointly deposit:

      x)
      State and County, if any, transfer declarations;

      y)
      Closing Statement; and

      z)
      Such other documents reasonably necessary to effectuate this transaction.

        9.    ESCROW:    The conveyance of the Real Estate shall be closed through an escrow with the Title Company in accordance with the general provisions of the usual form of Deed and Money Escrow Agreement then in use by the Title Company, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement. The attorneys for the parties are authorized to execute the escrow instructions and any amendments thereto. Upon the creation of such an escrow, anything herein to the contrary notwithstanding, payment of the Purchase Price and delivery of the deed shall be made through the escrow. The cost of the escrow shall be evenly divided between the Seller and the Purchaser, including the cost of a "New York" style closing. In the event of any inconsistencies between the terms of the escrow instructions and the terms of this Agreement, then the terms of this Agreement shall control. No part of the Purchase Price shall be disbursed to or for the benefit of the Seller until the Title Company is prepared to insure that the Purchaser or its nominee owns fee simple title to the Real Estate subject only to the Permitted Exceptions and acts committed by the Purchaser.

        10.    PRORATIONS AND CREDITS:    Real estate taxes, based upon one hundred five per cent (105%) of the most recent ascertainable taxes, rent and other proratable items shall be prorated as of the Closing. The Seller shall pay the state and county transfer taxes in connection with the sale of the

Real Estate. At closing, Seller shall provide a credit in an amount not to exceed Five Thousand Dollars ($5,000) towards the cost of the survey to be obtained by the Purchaser.

        11.    MAINTAINING THE REAL ESTATE:    The Seller shall deliver possession of the Real Estate to the Purchaser at the Closing in the same condition as of the Acceptance Date, save for ordinary wear and tear. Between the date hereof and the Closing, except for a farm lease for the 2004 growing season (the "Farm Lease"), the Seller will not enter into, and leases or other agreements which will affect the Real Estate, or any portion thereof after Closing unless the Purchaser's prior written consent thereto is first obtained.

        12.    NOTICES OF VIOLATIONS:    If prior to the Closing the Seller shall receive any notices of building, zoning, health, environmental or other violations issued by a governmental body affecting the Real Estate, the Seller shall promptly send a copy of the notice to the Purchaser. The Seller may, at its expense, correct the violations prior to the Closing in which case the Purchaser shall be obligated to purchase the Real Estate. If the Seller is unable or unwilling to correct the violations prior to the Closing, then the Purchaser may elect to close the transaction contemplated by this Agreement without adjustment to the Purchase Price or the Purchaser may elect to terminate this Agreement by giving written notice to the Seller and receive a refund of the Earnest Money and interest thereon.

        13.    DAMAGE TO REAL ESTATE:    Since the Real Estate is vacant land, the Uniform Vendor and Purchaser Risk Act (765 ILCS 65/1) shall not be applicable to this Agreement. In the event that prior to the Closing any part of the Real Estate shall be damaged or destroyed by fire or other casualty, the Seller shall give prompt written notice to the Purchaser, but the Purchaser shall be obligated to close the transaction contemplated by this Agreement without adjustment to the Purchase Price due from the Purchaser.

        14.    CONVEYANCE TO SCHOOL DISTRICT-POSSIBLE CONDEMNATION:    The Seller has been approached by the Board of Education of Geneva Community Unit School District No. 304, Kane County, Illinois ("District 304") regarding the possible acquisition of six (6) acres located at the Northeast portion of the Purchased Land as shown on the site plan attached hereto as Exhibit "A". The Purchaser hereby agrees to convey up to six (6) acres to District 304 and/or any other school district interested in the acquisition of the Purchased Land with no adjustment to the Purchase Price. In the event such acquisition occurs prior to the Closing, any proceeds from the sale or transfer of such portion of the Purchased Land received by Seller shall be credited towards the Purchase Price. In the event the Purchaser has waived all contingencies in connection with this Agreement and is prepared to close this transaction contemplated by this Agreement, the Seller shall consult with the Purchaser prior to entering into a final sales price for the portion of the Purchased Land to be sold or transferred to District 304 or any other school district. In the event that prior to the Closing an eminent domain proceeding is commenced or threatened which affects all or any material portion of the Real Estate, the Seller shall give prompt written notice to the Purchaser (the "Seller's Notice"). With the exception of the possible condemnation of up to six (6) acres by District 304 or any other school districts ("School District Condemnation"), the Purchaser may elect, within fifteen (15) days after receipt of the Seller's Notice, to cancel this Agreement by giving written notice to the Seller and receive a refund of the Earnest Money and interest thereon. In the event the Purchaser does not give timely notice of cancellation, or in the event of a School District Condemnation, this Agreement shall continue in full force and effect and all condemnation awards received by the Seller prior to the Closing shall be credited against the Purchase Price due at the closing, provided, however, the Purchaser shall have the right to approve any settlement, which shall not be unreasonably withheld, and the Purchaser shall have the right, at its expense, to take over the defense of the condemnation proceeding. If the condemnation proceeding is still pending at the Closing, the Purchaser shall take over the defense thereof and be entitled to receive any award. For purposes of this Agreement, a material portion of the Real Estate shall mean not less than twenty-five (25) acres.

        15.    REMEDIES:    In the event this Agreement is terminated due to the default of the Seller, then the Purchaser shall be entitled to the remedy of specific performance as its sole remedy at law or in equity. In the event this Agreement is terminated due to the default of the Purchaser, then the Earnest Money, and interest thereon, shall be forfeited to the Seller as the Seller's sole remedy at law or in equity.

        In the event either party commences legal proceedings to enforce any of their rights get forth in this Agreement, the prevailing party shall be entitled to recover its out-of-pocket costs and expenses, including reasonable attorneys' fees, in connection therewith.

        16.    REPRESENTATIONS AND WARRANTIES OF THE SELLER:    The Seller represents and warrants to the Purchaser that (collectively the "Representations and Warranties"):

    a)
    To the best of the Seller's knowledge, with the exception of a possible School District Condemnation there are not pending any special assessments or condemnation actions with respect to the Real Estate or any part thereof, nor has the Seller any knowledge of any special assessments or condemnation actions being contemplated.

    b)
    With the exception of the Farm Lease, there are no leases of the Real Estate and no party is in possession of the Real Estate other than the Seller.

    c)
    To the best of Seller's knowledge, the Real Estate is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, environmental conditions, hazardous waste or toxic materials on, under or about the Real Estate including, without limitation, soil and groundwater conditions. There are institutional controls imposed on the approximately nineteen (19) acre property owned by the Seller, approximately fourteen (14) acres of which are part of the Total Parcel and approximately five (5) acres of which are part of Seller's factory, all of which is adjacent to the Purchased Land (the "Restricted Parcel") pursuant to that certain Environmental Land Use Control dated November 1, 2002 recorded on November 5, 2002 as Document No. 200K142875 (the "Land Use Restriction"), a copy of which has been delivered to Purchaser.

    d)
    The sale of the Real Estate to the Purchaser has been authorized by all necessary corporate action and this Contract is binding upon the Seller and enforceable in accordance with its terms.

        The Representations and Warranties:

      i)
      are given as an inducement to Purchaser to enter into this Agreement;

      ii)
      are true and correct in all respects as of the date hereof;

      iii)
      shall be restated at the Closing and, to the extent there has been no change in circumstances between the date hereof and Closing, shall be true and correct in all material respects, PROVIDED THAT in the event there shall have been a material change in circumstances or in Seller's knowledge which would have a material adverse affect on Purchaser's use of the Real Estate for its intended purpose between the date hereof and Closing which makes it impossible to restate the Representations, the discovering party shall, immediately upon the discovery of such circumstance or matter, notify to other party thereof, in writing, identifying the same and the Purchaser shall have the right, by giving written notice to the Seller, to terminate this Agreement prior to the expiration of the Inspection Period if received prior to the expiration of the Inspection Period, or within five (5) notice of notice if received after the Inspection Period and receive a refund of the Earnest Money and interest thereon; and shall expire six (6) months after the Closing.

        17.    BROKER'S COMMISSIONS:    The Purchaser and the Seller represent and warrant into each other that they did not have any negotiations or dealings in connection with this transaction with any brokers or finders.

        18.    ASSIGNMENT:    Neither party shall have the right to assign any of its rights or obligations under this Agreement; provided, however, either party shall have the right to assign this Agreement in connection with a tax free exchange of real estate.

        19.    ADDITIONAL CONDITIONS:

    a)
    Entire Agreement:    This Agreement contains the entire agreement of the parties hereto and shall not be altered modified, or changed except by an instrument in writing, executed by or on behalf of all the parties hereto.

    b)
    Notices:    All notices required or agreed to be given pursuant hereto shall be sufficient if in writing and mailed by overnight courier, personal delivery or United States Certified Mail, return receipt requested, postage prepaid, addressed to the Purchaser and the Seller as follows:

If to the Seller:	William G. Seils Richardson Electronics, Ltd. P.O. Box 393 LaFox, IL 60147-0393
With a copy to	Patrick E. Brady McGuireWoods 77 West Wacker Drive Suite 4400 Chicago, IL 60601
If to the Purchaser:	c/o Sho Deen, Inc. 17 North First Street Geneva, Illinois 60134
Notices shall be effective upon delivery or two (2) days after deposit in the U.S. mail.

          c)    Governing Law:    This Agreement has been prepared in accordance with and shall be governed pursuant to, the laws of the State of Illinois. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, provided, however, that if any such provision hereof shall be prohibited, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          d)    Pronouns:    All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the context thereof shall require.

          e)    Benefit:    Upon the execution of this Agreement by or on behalf of the parties hereto, the provisions hereof shall be binding on the parties hereto, their respective successors, assigns, grantees and legal representatives, if any.

          f)    Waivers:    No act or acts, omission or omissions, or series of acts or omissions, or waiver, acquiescence or forgiveness by either party hereto as to any default in or failure of satisfaction or performance, either in whole or in part, by the other of any of the provisions of this Agreement shall be deemed or construed to be a waiver of or election of remedies as to the rights at all times thereafter and the non-defaulting party may insist upon the full and complete satisfaction and performance by the other of each and all the respective provisions thereof to be satisfied and performed, in the manner and to the extent as the same are herein required to be satisfied and performed, No such waiver shall be deemed to be effective unless made in writing and executed by the party against whom such waiver is asserted.

          g)    Fees and Costs:    Each party hereto shall bear and pay its respective attorneys' and accountants' fees and all other costs incurred in this transaction.

          h)    Memorandum of Contract:    At the request of either party, the parties agree that a memorandum of this Agreement, a copy of which is attached hereto as Exhibit "C", shall be recorded with the Office of the Recorder of Deeds in Kane County, Illinois. In the event either party requests the execution and recordation of said memorandum, the Purchaser shall execute and deliver to the Title Company a quit claim deed for the Real Estate in recordable form reasonably acceptable to the Seller for deposit into the strict joint order escrow holding the Earnest Money. Upon termination of this Agreement, if applicable, Purchaser shall direct the Title Company to deliver to the Seller said quit claim for the Real Estate, or in the event the Earnest Money is delivered to the Purchaser, the Purchaser shall direct the Title Company to deliver the quit claim deed deposited in the strict joint order escrow to the Seller.

        20.    EXPIRATION:    The offer of the Purchaser contained herein shall automatically expire unless the, Purchaser receives a fully executed original of the Agreement on or before three (3) business days of delivery of executed original copy of this Agreement to Seller.

        IN WITNESS WHEREOF, the Seller and the Purchaser have executed, this Real Estate Sale Contract the day and year first above written.

SELLER:	RICHARDSON ELECTRONICS, LTD., a Delaware corporation
	By:	/s/ ED RICHARDSON Title: Chairman
PURCHASER:	SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company
	By:	/s/ CRAIG A. SHODEEN Title: Vice President

EXHIBIT A

SITE PLAN OF REAL ESTATE

Parcel No(s) :

EXHIBIT B

ACCESS AGREEMENT

        THIS AGREEMENT is entered into by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation, (hereinafter referred to as "Owner"), and SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company (hereinafter referred to as "Invitee").

W I T N E S S E T H:

        WHEREAS, Invitee wishes to purchase from Owner and Owner wishes to sell to Invitee certain real estate (hereinafter called the "Premises") contains 200 acres and located south of Keslinger Road, LaFox, Illinois, and depicted by cross hatching on Exhibit A attached hereto and made a part hereof, and for that purpose the parties have agreed that, Invitee and its consultants will have non exclusive access to the Premises, as provided in this Agreement to conduct investigations, and as a result thereof will have access to and will obtain certain information hereinafter defined as "Confidential Information."

        NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

  1.
  Definitions.    For the purposes of this Agreement:

  (a)
  The term "Confidential Information" shall mean any and all information obtained by Invitee or Invitee's personnel in connection with the access granted in this Agreement concerning the Premises which is not generally available to third parties, including but not necessarily limited to environmental information.

  (b)
  The term "Proposed Transaction" shall mean the proposed sale of the Premises by Owner to Invitee.

  (c)
  The term "person" shall be broadly interpreted to include, without limitation, any and all corporations, companies, partnerships, proprietorships and individuals.

  (d)
  The term "Invitee's personnel" includes Invitee's environmental consultants, representatives, subcontractors, employees and agents, and all other persons caused by Invitee, its environmental consultants, representatives, subcontractors, employees and agents to come upon the Premises pursuant to this Agreement.

  (e)
  The term "Hazardous Materials" means, any material or substance which is (i) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," "hazardous material" or "toxic pollutant" under applicable federal, state or local law or administrative code promulgated thereunder, (ii) gas, oil and other similar petroleum products, (iii) asbestos and (iv) PCBs.

        2.    Access.    Invitee shall notify Owner by contacting William Seils 630-640-3960 of any intended access to the Premises pursuant to this Access Agreement. Any access to the interior of the building located on the Premises or invasive testing of the Premises by Invitee shall require the presence of a employee or authorized representative of Owner. Owner shall make such employee or representative available at reasonable times upon prior notice.

        3.    Assumption of Risk.    Invitee hereby assumes all risk connected with the entry into the Premises by Invitee's personnel and Invitee's property as such risk relates to Invitee's personnel and Invitee's property.

        4.    Indemnity.    Invitee will indemnify, defend and hold Owner harmless from all losses, liabilities, damages, claims and expenses (including but not limited to reasonable attorneys' fees, expert fees,

2

consulting fees and courts costs) asserted against or incurred by Owner arising out of the entry upon or activities upon the Premises in connection with the Investigation contemplated by this Agreement.

        5.    Environmental Concerns.    Invitee covenants to comply with all laws relating to Hazardous Materials with respect to the Premises. Invitee shall perform no invasive testing at the Premises without the prior consent of Owner.

        6.    Agreement to Maintain Confidentiality.    Invitee and Invitee's personnel may utilize Confidential Information only for the purpose of evaluating the proposed transaction or in the event Invitee acquires all or part of the Premises, for any purpose for which landowners generally use such Confidential Information.

        7.    Insurance.    Invitee and each environmental consultant, contractor or subcontractor of Invitee entering upon the Premises shall procure and maintain at all times at such person's sole cost and expense until termination of its liabilities and duties arising from this Agreement, insurance in amounts and coverages reasonably acceptable to Owner, and which names Owner and its mortgage, if applicable, as additional insureds.

        8.    Term.    The rights granted herein shall commence on the date hereof and expire July 23, 2004.

        9.    Delivery of Reports.    Upon Seller's request, the Purchaser shall deliver to the Seller copies of all reports, test results and other data obtained by the Purchaser in connection with its investigation of the Premises.

        10.    Restoration.    In the event of any damage to the Premises, during the course of the inspection, Invitee agrees to repair such damage.

        11.    Counterparts.    This Agreement may be executed in counterparts, both of which when taken together shall constitute a single original.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals this 8th day of June, 2004.

RICHARDSON ELECTRONICS, LTD., a Delaware corporation
By:	/s/ ED RICHARDSON
ITS:	Chairman
SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company
By:	/s/ CRAIG A. SHODEEN
ITS:	Vice President

[EXECUTION PAGE OF ACCESS AGREEMENT]

3

EXHIBIT A

Depiction of Premises

EXHIBIT C

PREPARED BY AND AFTER RECORDING RETURN TO: William B. Phillips, Esq. McParland & Phillips, L.L.C. 180 North Wacker Drive, Suite 300 Chicago, Illinois 60606	FOR RECORDERS USE ONLY

MEMORANDUM OF CONTRACT

        THIS MEMORANDUM OR CONTRACT made this 8th day of June, 2004 between RICHARDSON ELECTRONICS, LTD., a Delaware corporation (the "Seller") and SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company (the "Purchaser").

        1.     The Seller is the owner of fee simple title to the real estate shown on Exhibit "A" attached hereto and made a part hereof (the "Real Estate").

        2.     By Real Estate Sale Contract dated as of the 8th day of June, 2004, the Seller has agreed to sell the Real Estate to the Purchaser (the "Agreement") pursuant to the terms and conditions contained therein.

        3.     This Memorandum of Contract is made and recorded to give notice of the sale of the Real Estate pursuant to the Agreement, and all terms and provisions of the Agreement are incorporated herein by reference as though specifically set forth herein.

        4.     This instrument is only a Memorandum of Contract and does not contain all of the terms, covenants and agreements contained in the Agreement. In the event of any conflict between this Memorandum and the unrecorded Agreement, the Agreement shall control.

        5.     This Memorandum may be executed in counterparts, both of which shall constitute a single original.

        IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Contract as of the day and year first above written

SELLER:	RICHARDSON ELECTRONICS, LTD., a Delaware corporation
	By:	/s/ ED RICHARDSON Title: Chairman
PURCHASER:	SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company
	By:	/s/ CRAIG A. SHODEEN Title: Vice President

2

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF	)

        I,                                         , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                                  of RICARDSON ELECTRONICS, LTD., a Delaware corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                         , appeared before me this day in person and acknowledged that                          signed and delivered the said instrument as                          own free and voluntary act, and as the free and voluntary act of said Corporation, for the uses and purposes therein set forth.

        GIVEN under my hand and seal this              day of                         , 2004.

Notary Public

3

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF KANE	)

        I,                                         , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                                                  ,                          of SHODEEN CONSTRUCTION COMPANY, L.L.C., an Illinois limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                        , appeared before me this day in person and acknowledged that                          signed and delivered the said instrument as              own free and voluntary act, and as the free and voluntary act of said company, for the uses and purposes therein set forth.

        GIVEN under my hand and seal this              day of                         , 2004.

Notary Public

4

EXHIBIT A

THE REAL ESTATE

QuickLinks

  Exhibit 10.48